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                    OPINION OF SUTHERLAND, ASBILL & BRENNAN


                                                                     EXHIBIT 5.1

                                                                  August 4, 1995

Peter Kiewit Sons', Inc.
1000 Kiewit Plaza
Omaha, NE 68131

Ladies and Gentlemen:

    We have acted as counsel to Peter Kiewit Sons', Inc., a Delaware corporation (the "Company"), in connection with its proposed offer to exchange (the
"Exchange Offer") (i) the Company's Class D Diversified Group Convertible Exchangeable Common Stock, par value $0.0625 per share ("Class D Stock"), for any and all outstanding shares of the Company's Class B Construction & Mining Group Nonvoting Restricted Redeemable Convertible Exchangeable Common Stock, par value $0.0625 per share ("Class B Stock"), and Class C Construction & Mining Group Restricted Redeemable Convertible Exchangeable Common Stock, par value $0.0625 per share ("Class C Stock"), (ii) Class C Stock and Class D Stock for any and all of the Company's outstanding 1990 Series Convertible Debentures due October 31, 2000 and 1991 Series Convertible Debentures due October 31, 2001 and
(iii) Class D Stock for any and all of the Company's outstanding 1993 Series Class D Convertible Debentures due October 31, 2003, all as described in the joint registration statement of the Company and MFS Communications Company, Inc., a Delaware corporation, on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission. The Company's convertible debentures described above are referred to collectively herein as the "Exchangeable Debentures."

    We have participated in the preparation of the Registration Statement and have examined originals or copies, certified or otherwise identified to our satisfaction by public officials or officers of the Company as authentic copies of originals, of (i) the Company's Restated Certificate of Incorporation and its by-laws, (ii) resolutions of the board of directors of the Company approving the Exchange Offer and the issuance of Class C Stock and Class D Stock in connection therewith and (iii) such other documents as in our judgment were necessary to enable us to render the opinions expressed below. In our review and examination of all such documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, and the conformity with authentic originals of all documents and records submitted to us as copies. We have also assumed that, immediately prior to the time the Exchange Offer is consummated,
(i) each share of Class B Stock and Class C Stock issued and outstanding will be duly authorized, validly issued, fully paid and nonassessable, and (ii) each Exchangeable Debenture will be a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. To the extent we have deemed appropriate, we have relied upon certificates of public officials and certificates and statements of corporate officers of the Company as to certain factual matters.

    This opinion is limited to the laws of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction. We are not members of the bar of the State of Delaware, and we have not consulted with Delaware counsel with respect to this opinion letter. The opinions expressed in this letter, insofar as they relate to matters governed by the laws of the State of Delaware, are based on our review of the Delaware General Corporation Law, with which we are familiar.

    Based upon and subject to the foregoing and our investigation of such matters of law as we have considered advisable, we are of the opinion that:

        1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

        2. Upon the consummation of the Exchange Offer, the shares of Class C Stock and Class D Stock issued in the Exchange Offer will be duly authorized, validly issued, fully paid and nonassessable.
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    We  hereby  consent to  the  filing of  this opinion  as  an exhibit  to the
Registration Statement and to the reference to our firm in the "Legal Matters" section of the joint prospectus included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ Sutherland, Asbill & Brennan